Exhibit 99.1

For Immediate Release	Contact:	Michael R. Ward Executive Vice President, Chief Legal Officer and Secretary 801.736.5710

Mrs. Fields Reaches Agreement on Terms of Consensual Restructuring with Senior Noteholders

Debt to be reduced by approximately $145 million

Holders of more than 78% of Senior Notes Support Restructuring

All Trade Vendors to be Paid in Full

Operations to Continue Without Interruption During Restructuring

SALT LAKE CITY, UTAH, June 5, 2008 – Mrs. Fields Famous Brands, LLC (“Mrs. Fields” or the “Company”), today announced that it has reached agreement with the holders (the “Supporting Noteholders”) of more than 78% of its 9% and 11 1/2% Senior Secured Notes due 2011, issued in the aggregate principal amount of $195.7 million (the “Senior Notes”), on the terms and conditions of a consensual financial restructuring that would reduce the Company’s debt obligations on account of the Senior Notes by approximately $145.7 million (the “Restructuring”).  The Company, Supporting Noteholders and Mrs. Fields’ Original Cookies, Inc. have entered into restructuring support agreements (the “Restructuring Support Agreements”), pursuant to which the parties have agreed to consummate the restructuring through an out-of-court exchange offer (the “Exchange Offer”) and a solicitation of consents to remove certain covenants from the indenture under which the Senior Notes were issued (the “Consent Solicitation”).

To facilitate the consensual implementation of the Restructuring, the Restructuring Support Agreements contemplate that Mrs. Fields and the Supporting Noteholders will negotiate and enter into definitive documentation and commence the Exchange Offer and Consent Solicitation not later than June 30, 2008.  In the event that Mrs. Fields does not receive tenders into the Exchange Offer from holders of 98% or more of the aggregate principal amount of Senior Notes (collectively, the “Noteholders”), but does receive tenders from the holders of two-thirds in aggregate principal amount of the Senior Notes and one-half in number of the Noteholders, the Company will file voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code and seek confirmation of a pre-packaged plan of reorganization not later than August 15, 2008 (the “Bankruptcy Cases”).  The Company will include materials as part of the Exchange Offer requesting support of the Bankruptcy Cases, if necessary.

Specifically, the Restructuring Support Agreements provide for the following treatment of claims and interests through the Exchange Offer or Bankruptcy Cases, as applicable:

•                  In exchange for tendering into the exchange offer, the Noteholders will receive a pro rata share of (i) $90 million in cash, subject to specified downward adjustments, (ii) new senior secured notes in an aggregate principal amount of $50 million plus the amount of any cash shortfall below $90 million, and (iii) 87.5% of the new common equity to be issued on the effective date of the Exchange Offer or Bankruptcy Cases.

•                  Holders of all other claims against Mrs. Fields will receive full payment in the ordinary course of business.

•                  Holders of Mrs. Fields’ existing common equity will be entitled to retain or receive 12.5% of the new common equity to be issued on the effective date and warrants to increase its ownership to up to a 30% stake in restructured Mrs. Fields pursuant to a pricing formula set forth in the Restructuring Support Agreements.

The indicated levels of equity ownership in restructured Mrs. Fields, for both the Noteholders and Mrs. Fields’ existing common equity, will be subject to dilution by a new management incentive plan and future issuances of equity.

Stephen Russo, President and Chief Executive Officer of Mrs. Fields, commented, “By significantly de-levering our capital structure from over $195 million of debt to only $50 million of new debt, the Restructuring will greatly improve our near-term liquidity and allow us to execute our growth business plan.  Once the Restructuring is completed, we will be positioned to realize the substantial value of the Mrs. Fields brands through continued growth in our branded retail and gifting segments as well as our renewed commitment to upgrading and expanding the Mrs. Fields store base in our franchising segment.  We appreciate the involvement of the Supporting Noteholders and look forward to working with our new shareholders.”

Mrs. Fields does not anticipate any business interruption in its day-to-day operations during the Restructuring.  Mr. Russo stated, “The new senior secured notes have a payment-in-kind option for the next two years, pursuant to which the board of restructured Mrs. Fields may elect to authorize interest payments or to pay the interest in kind.  As a result, we will have considerably more cash flow flexibility to pay our vendors, and we fully expect that all vendor payments will be made in full during the Restructuring and thereafter.  Moreover, we will have cash available to invest in the growth of our business and the development of our brands.”

Continuing on, Mr. Russo said, “We are committed to supporting our franchisees as they continue to serve our customers.  Our franchisees are the foundation of our company, and we will take every measure to ensure that it is business as usual for them during this period.  This Restructuring will allow us to become a stronger company and to further improve our relationships with our franchisees and customers.”

Mrs. Fields expects its post-Restructuring financial statements to be given an unqualified audit opinion, removing any going-concern qualification to reflect the large reduction in existing debt.  As part of the Restructuring, the board of directors of restructured Mrs. Fields will include seven members: four members appointed by the Noteholders, two members appointed by existing holders of Mrs. Fields common equity and the Mrs. Fields CEO.

The Exchange Offer will be made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.  This press release is not an offer to exchange any Senior Notes for the new senior secured notes and new common equity (collectively, the “New Securities”), a solicitation of an offer to exchange any Senior Notes for New Securities, a solicitation of consents with respect to the Senior Notes, an offer to sell any New Securities or the solicitation of an offer to buy any New Securities.  Tenders of Senior Notes and delivery of related consents may only be made pursuant to the Exchange Offer materials that Mrs. Fields will be sending to the Noteholders once the Exchange Offer is commenced.  These materials will set forth the complete terms of the Exchange Offer and the Consent Solicitation.

This press release does not purport to include all material terms of the Restructuring.  Accordingly, a copy of the form of Restructuring Support Agreement will be promptly filed by Mrs. Fields with the U.S. Securities and Exchange Commission in a Current Report on Form 8-K and

has also been posted to the Investor Relations section of the Mrs. Fields website http://www.mrsfields.com/about/financials.

Mrs. Fields was advised by Blackstone Advisory Services L.P. and Skadden, Arps, Slate, Meagher & Flom LLP.  The Supporting Noteholders were advised by Akin Gump Strauss Hauer & Feld LLP.

About Mrs. Fields Famous Brands, LLC

Mrs. Fields Famous Brands, LLC’s subsidiaries include franchisors of the Mrs. Fields Cookies® and TCBY® franchise systems, which have more than 1,200 franchised and licensed concept locations worldwide.  Mrs. Fields Famous Brands, LLC is headquartered in Salt Lake City, Utah.

Contact:

Michael R. Ward, Executive Vice President and Chief Legal Officer

(801) 736-5710

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